Exhibit 23.5
CONSENT OF COUNSEL
Nutter McClennen & Fish LLP (the “Firm”) hereby consents to the use of the form of tax opinion of the Firm attached as Exhibit 8.1 to the Registration Statement on Form S-4 filed by Independent Bank Corp. (the “Registration Statement”) and to the reference to the Firm under the heading “Legal Matters” in the Proxy Statement/Prospectus constituting part of the Registration Statement. In giving this consent, the Firm does not admit that it is included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.
/s/ Nutter McClennen & Fish LLP
Boston, Massachusetts
December 5, 2007